LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

June 30, 2011

Board of Directors
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California  91910

Members of the Board:

We have acted as counsel to First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to (i) 80,000 shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), which may be issued upon exercise of a stock option granted to Marangal Domingo, Executive Vice President and Chief Financial Officer of the Corporation and of Pacific Trust Bank, a wholly owned subsidiary of the Corporation, as an inducement material to his entering into employment with the Corporation and the Bank (the “Inducement Grant Option”), and (ii) 5,000 shares of Common Stock granted as restricted stock to Mr. Domingo as an inducement material to his entering into employment with the Corporation and the Bank (the “Inducement Grant Restricted Shares” and together with the Inducement Grant Option, the “Inducement Grants”).

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the agreements between the Corporation and Mr. Domingo relating to the Inducement Grants (the “Inducement Grant Agreements”), the Corporation’s charter and bylaws, resolutions of the Corporation’s Board of Directors and committees thereof, and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.	Such shares will be, when and if issued, sold and paid for as contemplated by the Inducement Grant Agreements, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.